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                                                                      EXHIBIT 11

                            BROADWAY & SEYMOUR, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                 (In thousands, except share and per share data)
                                   (Unaudited)

                                                               Three months ended                 Six months ended
                                                            June 30,         June 30,         June 30,         June 30,
                                                              1997             1996             1997             1996
                                                            -------          -------          -------          -------

Net income                                                  $   785          $ 2,242          $ 1,265          $ 1,407
                                                            =======          =======          =======          =======

PRIMARY EARNINGS PER SHARE:
    Weighted average common shares outstanding                9,084            8,956            9,066            8,926

    Reduction from effect of treasury stock                     (39)             (39)             (39)             (39)

    Addition from assumed exercise of stock options             114              114              113              130

    Addition from assumed participation in employee
      stock purchase plan                                         1                5                1                5
                                                            -------          -------          -------          -------
    Weighted average common and common equivalent
        shares outstanding                                    9,160            9,036            9,141            9,022
                                                            =======          =======          =======          =======

    Net income per common and common
        equivalent share                                    $  0.09          $  0.25          $  0.14          $  0.16
                                                            =======          =======          =======          =======


FULLY DILUTED EARNINGS PER SHARE:
    Weighted average common shares outstanding                9,084            8,956            9,066            8,926

    Reduction from effect of treasury stock                     (39)             (39)             (39)             (39)

    Addition from assumed exercise of stock options             153              121              126              132

    Addition from assumed stock bonus awards

    Addition from assumed participation in employee
      stock purchase plan                                         1                5                1                5
                                                            -------          -------          -------          -------
    Weighted average common and common equivalent
        shares outstanding                                    9,199            9,043            9,154            9,024
                                                            =======          =======          =======          =======

    Net income per common and common
        equivalent share                                    $  0.09          $  0.25          $  0.14          $  0.16
                                                            =======          =======          =======          =======

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